[REDDING BANCORP LETTERHEAD]

EXHIBIT 99.1

PRESS RELEASE

Redding Bancorp (RDDB)

For information contact:
Michael C. Mayer, President & CEO
Phone (530) 224-7361, or
Linda J. Miles, Chief Financial Officer
Phone (530) 224-7318
www.reddingbankofcommerce.com

For immediate release:

Redding Bancorp, parent company of Redding Bank of Commerce

Declares Cash Dividend

REDDING, California, September 21, 2001/ PRNewswire — Michael C. Mayer, President and CEO of Redding Bancorp, the parent company of Redding Bank of Commerce, today declared a cash dividend of $.65 per share. This dividend represents the thirteenth consecutive year that a cash dividend has been paid.

The cash dividend will be paid on October 22, 2001 to shareholders of record as of October 1, 2001.

Redding Bank of Commerce, a premier provider of financial services to the Business and Professional community in UPSTATE California continues to be a leading performer among its national peer group with a return on average assets of 1.59%, and a return on average shareholder equity of 15.29%. The bank operates two full service offices in Redding, California, one full service and one focused service office in Roseville, California.

Markets in the Company’s Common Stock:

•	Lisa Gallo at Hoefer & Arnett, 353 Sacramento Street, Tenth Floor, San Francisco, California (800) 346-5544,

•	Joe Tallerico at Morgan Stanley, 310 Hemsted Drive, Suite 100, Redding, California (800) 733-6126

•	Geoffrey Ball at Raymond James Financial Services, 1805 Hilltop Drive, Redding, California (800) 926-5040.

Redding Bancorp stock is listed on the over the counter bulletin board (OTCBB) under the symbol RDDB. Investor information is available via our website located at www.reddingbankofcommerce.com/portal.